                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  ___________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. 2)/1/


                         Ventana Medical Systems, Inc.
                         -----------------------------
                               (Name of Issuer)

                    Common Stock, $0.001 Par Value Per Share
                    ----------------------------------------
                         (Title of Class of Securities)

                                   92276H106
                                -----------------------
                                 (CUSIP Number)

                                  ___________



_______________________
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 Pages

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 2 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504827


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 3 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Associates, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504831


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 4 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Management Partners
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3504830


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Illinois

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      None
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 5 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette Venture Partners II, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820302


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          247,218
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          247,218
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      247,218
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 6 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: MVP II Affiliates Fund, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3871877


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,062
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,062
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,062
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 7 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Marquette General II, L.P.
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3820303


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          254,280
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          254,280
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      254,280
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 8 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Redfish Partners, L.P. (formerly known as
                                JED Limited Partnership)
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760173

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          254,280
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          254,280
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      254,280
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                 ----------------------
  CUSIP No. 92276H106                 13G                  Page 9 of 15 Pages
-----------------------                                 ----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Bluefish Partners, L.P. (formerly known as
                                LDR Limited Partnership)
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 36-3760176

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          254,280
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          254,280
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      254,280
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP No. 92276H106                13G                 Page 10 of 15 Pages
-----------------------                                -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: James E. Daverman
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            20,355

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          254,280
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             20,355

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          254,280
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      274,635
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                -----------------------
  CUSIP No. 92276H106                13G                 Page 11 of 15 Pages
-----------------------                                -----------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSON: Lloyd D. Ruth
 1
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: ###-##-####


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States of America

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            38,355

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          254,280
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             38,355

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          254,280
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      292,635
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)   Name of Issuer:
            --------------

            Ventana Medical Systems, Inc. ("Ventana")

Item 1(b)   Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            3865 N. Business Center Drive
            Tucson, AZ 85705

Item 2(a)   Name of Person Filing:
            ---------------------

            This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-(1)(f) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"): (i) Marquette Venture Partners, L.P. ("MVP"), a Delaware limited partnership, by virtue of its former direct beneficial ownership of shares of common stock, par value $0.001 per share (the "Common Stock"), of Ventana; (ii) Marquette Venture Associates, L.P. ("MVA"), a Delaware limited partnership, as the sole general partner of MVP; (iii) Marquette Management Partners ("MMP"), a Delaware general partnership, as the sole general partner of MVA; (iv) Marquette Venture Partners II, L.P. ("MVP II"), a Delaware limited partnership, by virtue of its direct beneficial ownership of shares of Common Stock; (v) MVP II Affiliates Fund, L.P. ("MVP II Affiliates"), a Delaware limited partnership, by virtue of its direct beneficial ownership of shares of Common Stock; (vi) Marquette General II, L.P. ("MG II"), a Delaware limited partnership, as the sole general partner of MVP II and MVP II Affiliates; (vii) Redfish Partners, L.P. ("Redfish"), a Delaware limited partnership, as a general partner of MG II; (viii) Bluefish Partners, L.P. ("Bluefish"), a Delaware limited partnership, as a general partner of MG II; (ix) James E. Daverman ("Mr. Daverman"), an individual, as an affiliate of Redfish and MMP; and (x) Lloyd D. Ruth ("Mr. Ruth"), an individual, as an affiliate of Bluefish and MMP. MVP, MVA, MMP, MVP II, MVP II Affiliates, MG II, Redfish, Bluefish, Mr. Daverman and Mr. Ruth are hereinafter collectively referred to as the "Reporting Persons."

            The Reporting Persons have entered into a Joint Filing Agreement, dated February 13, 1997, a copy of which was previously filed with this Schedule 13G, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(f)(1) under the Act.

                              Page 12 of 15 Pages

Item 2(b)   Address of Principal Business Office or, if none,
            Residence:
            ------------------------------------------------

            The address of the principal business office of each of the Reporting Persons is:

            Corporate 500 Centre
            520 Lake Cook Road, Suite 450
            Deerfield, Illinois 60015

Item 2(c)   Citizenship
            -----------

            MVP, MVA, MVP II, MVP II Affiliates, MG II, Bluefish and Redfish are limited partnerships organized under the laws of Delaware.
            MMP is a general partnership organized under the laws of Illinois. Mr. Daverman and Mr. Ruth are United States citizens.

Item 2(d)   Title of Class of Securities:
            ----------------------------

            Common Stock, $0.001 par value per share.

Item 2(e)   CUSIP No.:
            ---------

            92276H106

Item 3      If this statement is filed pursuant to Rules 13d-1(b)
            or 13d-2(b), check whether the persons filing is a:
            ---------------------------------------------------

            The persons filing are not described in any category listed under this item.

Item 4      Ownership
            ---------

            MVA is the sole general partner of MVP; MMP is the sole general partner of MVA; MG II is the sole general partner of both MVP II and MVP II Affiliates; Bluefish and Redfish are the general partners of MG II; Mr. Daverman is an affiliate of Redfish and MMP; and Mr. Ruth is an affiliate of Bluefish and MMP. As a result of such relationships, (i) MVA, MMP and both Messrs. Daverman and Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP and (ii) MG II, Bluefish, Redfish and both Mr. Daverman and Mr. Ruth may be deemed to share voting and dispositive power with respect to the shares held by MVP II and MVP II Affiliates. The information set forth on the cover pages is hereby incorporated by reference.

            Each Reporting Person expressly disclaims beneficial ownership of any shares of Common Stock beneficially owned by each other Reporting Person.

                              Page 13 of 15 Pages

Item 5      Ownership of Five Percent or Less of a Class:
            --------------------------------------------

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6      Ownership of More Than Five Percent on Behalf of
            Another Person:
            ------------------------------------------------

            No other person has the right to receive or the power to direct the receipt of dividends from, or other proceeds from the sale, of the shares.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the
            Parent Holding Company:
            ---------------------------------------------------------

            Not applicable.

Item 8      Identification and Classification of Members of the
            Group:
            ---------------------------------------------------

            Not applicable.

Item 9      Notice of Dissolution of Group:
            ------------------------------

            Not applicable.

Item 10     Certification:
            -------------

            Not applicable.

                              Page 14 of 15 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1999

                                     MARQUETTE VENTURE PARTNERS, L.P.

                                     MARQUETTE VENTURE ASSOCIATES, L.P.

                                     MARQUETTE MANAGEMENT PARTNERS

                                     MARQUETTE VENTURE PARTNERS II, L.P.

                                     MVP II AFFILIATES FUND, L.P.

                                     MARQUETTE GENERAL II, L.P.

                                     BLUEFISH PARTNERS, L.P.


                                     By:  /s/ Lloyd D. Ruth
                                        --------------------------------------
                                            Lloyd D. Ruth
                                            as authorized signatory


                                     REDFISH PARTNERS, L.P.


                                     By:  /s/ James E. Daverman
                                        --------------------------------------
                                            James E. Daverman
                                            as authorized signatory


                                      /s/  James E. Daverman
                                     -----------------------------------------
                                     JAMES E. DAVERMAN


                                      /s/ Lloyd D. Ruth
                                     -----------------------------------------
                                     LLOYD D. RUTH

                              Page 15 of 15 Pages